Exhibit (p)(1)

EXCHANGE TRADED CONCEPTS TRUST

EXCHANGE LISTED FUNDS TRUST

(each a “Trust” and together, the “Trusts”)

CODE OF ETHICS

This Code of Ethics (the “Code”) has been adopted by each Trust in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) (unless specifically identified, Rule 17j-1 is referred to as the “Rule”). The Code is intended to ensure that all acts, practices and courses of business engaged in by Access Persons (as defined below) of each Trust reflect high standards and comply with the requirements of Section 17(j) of the 1940 Act and Rule 17j-1 thereunder. An Access Person shall not be subject to this Code if such person is subject to another organization’s code of ethics that has been approved by the Board of Trustees of the Trust of which that person is an Access Person.

This Code acknowledges the general principles that Access Persons: (i) owe a fiduciary obligation to each applicable Trust; (ii) have the duty at all times to place the interests of each applicable Trust and its shareholders first; (iii) must conduct all personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or abuse of an individual’s position of trust and responsibility; (iv) should not take inappropriate advantage of their positions in relation to each applicable Trust; (v) must comply with the federal securities laws; and (vi) must safeguard nonpublic information about each applicable Trust and its accounts, securities, instructions and interests.

I.             Definitions

A.           “Access Person” with respect to each Trust means (1) any employee of the Trust or investment adviser1 (or of any company in a control relationship to the Trust or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Reportable Securities (as defined below) by a Fund,2 or whose functions relate to the making of any recommendations with respect to such purchases or sales; (2) any natural person in a control relationship to the Trust who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a Reportable Security by a Fund; (3) each director, officer, or general partner of (a) the Trust, (b) an investment adviser, (c) any principal underwriter for the Trust who in connections with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities by a Fund, or whose functions relate to the making of recommendations with respect to such purchases or sales.

B.           “Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person is subject to the provisions of Section 16 of Exchange Act and the rules and regulations thereunder.

1	“Investment adviser” as used in this Code shall refer to investment advisers and, if applicable, sub-advisers, to each Trust and the series thereof.

2	“Fund” as used in this Code shall refer to a series of one of the Trusts.

C.           “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” generally means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

D.           A “security held or to be acquired” means: (1) any security which, within the most recent 15 days: (a) is or has been held by a Fund; or (b) is being or has been considered for purchase by a Fund; and (2) any option to purchase or sell, and any security convertible into or exchangeable for, a security described in clause (1) above.

E.           An “initial public offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

F.           “Investment personnel” with respect to each Trust means: (1) any employee of the Trust (or of any company in a control relationship to the Trust) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund; and (2) any natural person who controls the Trust and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by a Fund.

G.           A “limited offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(a)(2) or Section 4(a)(5) or pursuant to Rule 504 or Rule 506 under the 1933 Act.

H.           “Purchase or sale” includes, among other things, the writing of an option to purchase or sell a security.

I.             “Reportable Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except that it shall not include (1) direct obligations of the Government of the United States, (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and (3) shares issued by registered open-end investment companies (including money market funds) except shares of a Fund or any other affiliated mutual fund, or such other securities as may be excepted under the provisions of the Rule.

II.           Prohibitions

A.          Generally. No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by any Fund of either Trust:

1.            employ any device, scheme or artifice to defraud the Trust;

2.            make to the Trust any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading;

3.            engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or

4.            engage in any manipulative practice with respect to the Trust.

It is the policy of the Trust that no Access Person shall engage in any act, practice or course of conduct that would violate the provisions of the Rule set forth above.

B.           Initial Public Offerings and Limited Offerings. No Access Person or investment personnel may acquire any direct or indirect beneficial ownership in any securities in an initial public offering or in a limited offering unless the Chief Compliance Officer of the Trusts has authorized the transaction in advance.

C.           Gifts. No Access Person shall accept or receive any gift of more than de minimis value from any person or entity that does business with or on behalf of the applicable Trust.

III.          Investment Adviser’s or Principal Underwriter’s Code of Ethics

A.          Service Providers. Each investment adviser and principal underwriter to the Trusts, and other service providers to the Trusts, as may be deemed necessary, shall:

1.         Submit to the Board of Trustees of the applicable Trust a copy of its code of ethics adopted pursuant to Rule 17j-1;

2.         Promptly report to the appropriate Trust in writing any material amendments to such code of ethics;

3.         Promptly furnish to the appropriate Trust upon request copies of any reports made pursuant to such code of ethics by any person who is an Access Person of the Trust; and

4.         Immediately furnish to the appropriate Trust, without request, all material information regarding any violation of such code of ethics by any person who is an Access Person as to the Trust.

B.           Code Provisions Applicable Only to Service Providers. The provisions of any code of ethics described in Section III.A above (a “Service Provider Code of Ethics”) that has been approved by a Trust’s Board are hereby adopted as the Code of Ethics of that Trust with respect to employees of that service provider who are Access Persons of the Trust (a “Service Provider Access Person”). A violation of a Service Provider Code of Ethics applicable to a Service Provider Access Person shall also constitute a violation of this Code. Any amendment or revision of a Service Provider Code of Ethics shall be deemed an amendment or revision of this Code, and any such amendment or revision shall be promptly furnished to the Board of Trustees of the applicable Trust.

IV.          Access Person Certification and Reporting Requirements

A.           Acknowledgment of Receipt. Each Access Person receiving a copy of this Code and any subsequent amendment thereto, must acknowledge receipt in writing on a form of certification supplied by the Chief Compliance Officer (or his or her delegate) attached as Appendix I and must promptly return the signed form to the Chief Compliance Officer.

B.            Reporting. In order to provide each Trust with information to enable it determine with reasonable assurance whether the provisions of the Rule, are being observed by its Access Persons, each Access Person of a Trust shall submit the following reports, in the forms attached hereto as Exhibits A-D, to the Chief Compliance Officer (or his or her delegate) showing all transactions in Reportable Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership:

1.            Initial Holding Report. Exhibit A shall initially be submitted no later than 10 days after that person becomes an Access Person and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. Each holdings report must contain with respect to each Reportable Security, at a minimum: (i) the title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and (iii) the date the Access Person submits the report.

2.            Quarterly Transaction Reports. Exhibits B and C shall be submitted no later than 30 days after the end of each calendar quarter, but transactions over which such person had no direct or indirect influence or control need not be reported. No such periodic report needs to be made if the report would duplicate information contained in broker trade confirmations or account statements received by the applicable Trust no later than 30 days after the end of each calendar quarter and/or information contained in the Trust’s records. In addition, transactions effected pursuant to automatic reinvestment plans need not be reported. Quarterly transaction reports must be dated and contain the following information with respect to each transaction in a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership and/or brokerage account established by the Access Person in which he or she held any securities during the quarter: (i) date of the transaction, the title and as applicable the exchange ticker symbol or CUSIP number, interest date and maturity date, number of shares, and principal amount of each Reportable Security involved; (ii) nature of the transaction (i.e., purchase, sale or another type of acquisition or disposition); (iii) the price at which the transaction was effected; (iv) name of broker, dealer or bank with or through whom the transaction was effected; and (v) the date the Access Person submits the report.

3.            Annual Holdings Report. Exhibit D must be submitted by each Access Person within 45 days after the end of each calendar year with respect to each security held and the information must be current as of a date no more than 45 days prior to the date the report was submitted. The annual holdings report shall contain the same information as the initial holdings report.

C.            Annual Certification. Each Access Person must certify in writing within 30 days of each year-end in the form attached as Appendix II that he or she has: (a) read this Code, including any amendments thereto, and understood it; (b) complied with this Code’s requirement during the past year; (c) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code; and (d) reported all violations of this Code and of the federal securities laws to the Chief Compliance Officer.

D.           Exceptions.

1.            Independent Trustees. A Trustee who is not an “interested person” of either Trust shall not be required to submit the reports required under paragraphs IV.B, except that such a Trustee shall file a Securities Transaction Report in the form attached as Exhibit B with respect to a transaction in a Reportable Security where he or she knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15 day period immediately preceding or after the date of his or her transaction, such security is or was purchased or sold by any series of the Trust, or was considered for purchase or sale by any series of the Trust. No report is required if the Trustee had no direct or indirect influence or control over the transaction.

2.            Service Provider Access Persons. Service Provider Access Persons are not required to submit reports under Section IV.B. Service Provider Access Persons shall submit the reports required by their respective Service Provider Code of Ethics. Such reports shall be deemed to be reports submitted with the applicable Trust under this Code, and shall at all times be available to the Trust.

A list of Codes of Ethics that have been approved by the Boards of Trustees and of Access Persons who are not subject to this exception is attached as Exhibit E.

E.            Notification. The Chief Compliance Officer (or his or her delegate) annually shall advise each Access Person of each Trust who may be required to make reports pursuant to this Code of their status as such an Access Person.

V.           Review and Enforcement

A.           Review.

1.            The Chief Compliance Officer of each Trust (or his or her delegate) shall from time to time review personal securities transactions reported under this Code by Access Persons for compliance with the requirements of this Code.

2.            If the Chief Compliance Officer of a Trust (or his or her delegate) determines that a violation of this Code may have occurred, before making a final determination that a material violation has been committed by an individual, the Chief Compliance Officer (or his or her delegate) may give such person an opportunity to supply additional information regarding the transaction in question.

B.           Enforcement.

1.            If the Chief Compliance Officer of a Trust (or his or her delegate) determines that a material violation of this Code has occurred, he or she shall promptly report the violation to the Trustees of that Trust. The Trustees, with the exception of any person whose transaction is under consideration, shall take such actions as they consider appropriate, including imposition of any sanctions that they consider appropriate.

2.            No person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself. If, for example, a securities transaction of the Chief Compliance Officer of the Trust is under consideration, the President of the Trust designated for the purpose by the Trustees of the applicable Trust shall act in all respects in the manner prescribed herein for the Chief Compliance Officer.

C.            Reporting to Board. No less frequently than annually, the Chief Compliance Officer of each Trust shall furnish to the Trust’s Board of Trustees, and the Board must consider, a written report that:

1.            Describes any issues arising under the Code or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

2.            Certifies that the Trust have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

D.           Service Provider Code of Ethics Report. At periodic intervals that may be established by the Board of Trustees of each Trust, but no less frequently than annually, the Compliance Officer of each Service Provider shall provide a written report to the Board of Trustees of the applicable Trust of all issues arising under that Service Provider Code of Ethics during such period including, but not limited to, information about material code or procedure violations and sanctions imposed in response to those material violations. Additionally, each Service Provider will provide the Board of Trustees of the applicable Trust a written certification which certifies to the Board of Trustees of the Trust that the Service Provider has adopted procedures reasonably necessary to prevent its Access Persons from violating its code of ethics.

VI.          Records

Each Trust shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission.

•	A copy of this Code and any other code of ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

•	A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

•	A copy of each report made pursuant to this Code by an Access Person, including any information provided in lieu of reports, shall be preserved by the Chief Compliance Officer of the Trust for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

•	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Access Persons, for at least five years after the end of the fiscal year in which the approval is granted;

•	A copy of each report made pursuant to Section IV.D of this Code shall be preserved by the Chief Compliance Officer of the Trust for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

•	The Chief Compliance Officer of the Trust shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities under Section II.B of this Code for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

VII.         Miscellaneous

A.          Confidentiality. All reports of securities transactions and any other information submitted pursuant to this Code shall be treated as confidential, except as regards to appropriate examinations by representatives of the Securities and Exchange Commission.

B.           Amendment; Interpretation of Provisions. The Boards of Trustees may from time to time amend this Code or adopt such interpretations of this Code as they deem appropriate.

History:

Adopted:	September 2012 (Exchange Listed Funds Trust)
Amended:	June 2015 (Trust name change only)
Amended/Adopted:	February 22, 2022 (revised to apply to both Exchange Listed Funds Trust and Exchange Traded Concepts Trust; clarified reporting requirements for Access Persons)
Amended:	December 30, 2022 (Non-material clarifying changes to para IV.D.1 regarding exceptions to the reporting requirement for disinterested Trustees)